(BW) (BUFFETS)   Buffets, Inc. Announces Results for the Second Quarter of Fiscal 2004 and
Provides Same Store Sales Guidance for the Third Quarter

        EAGAN, Minn. — (BUSINESS WIRE)—January 27, 2004 — Buffets, Inc. (“Buffets”) today reported results for its second quarter ended December 17, 2003.

        Buffets reported sales for the 12-week second quarter ended December 17, 2003, of $211.3 million, versus sales for the prior year quarter of $221.2 million. The decline in sales was primarily attributable to the closure of 14 buffet restaurants and the sale of 13 Original Roadhouse Grill units, partially offset by the opening of 3 units, over the past year. Average weekly sales of $48,435 for the second quarter of fiscal 2004 were 3.0% higher than average weekly sales for the comparable prior year period. Same-store sales for the second quarter of fiscal 2004 increased by 2.3% compared to the comparable prior year period, reflecting a 1.0% decline in guest traffic offset by a 3.3% increase in average check. The increase in average check was comprised of price increases of approximately 2.0% and a 1.3% check average increase associated with a traffic shift to the dinner day part. The Company's dinner day part has a higher price point than lunch or breakfast.

        Net income for the second quarter of 2004 was $2.7 million, compared with a loss of $2.5 million for the second quarter of fiscal 2003. The net loss for the 12 weeks ended December 18, 2002 included a pretax charge of approximately $5.4 million (impact on net income of $3.3 million) associated with the completion of a sale and leaseback transaction with respect to 27 restaurants on December 11, 2002. The second quarter of fiscal 2003 also included approximately $1.2 million of net proceeds received as partial settlement of an insurance claim from a previous year.

        Sales for the 24-week period ended December 17, 2003 were $430.9 million, versus sales for the comparable prior year period of $456.7 million. The decline in sales was primarily attributable to the closure of 14 buffet restaurants and the sale of 13 Original Roadhouse Grill units, partially offset by the opening of 3 units, over the past year. Average weekly sales for the first 24 weeks of fiscal 2004 of $49,221 were 1.5% higher than average weekly sales for the comparable prior year period. Same-store sales for the first half of fiscal 2004 increased by 0.1% compared to the comparable prior year period, reflecting a 2.3% decline in guest traffic offset by a 2.4% increase in average check.

        Net income for the first 24 weeks of 2004 was $6.9 million, compared with a net income of $2.4 million for the first half of fiscal 2003. Net income for the 24 weeks ended December 18, 2002 included a pretax charge of approximately $5.4 million (impact on net income of $3.3 million) associated with the completion of a sale and leaseback transaction. The first half of fiscal 2003 also included approximately $1.2 million of net proceeds received as partial settlement of an insurance claim from a previous year.

        Buffets also announced that it expects same store sales for the third quarter of its 2004 fiscal year (the 16-week period ending April 7, 2004) to increase by approximately 1% to 3%.

        Buffets has changed the date of its previously scheduled conference call to discuss operating results for the second quarter ended December 17, 2003, to Wednesday, January 28, 2004 at 2:00 p.m. (Eastern). You may access this call starting at 1:45 p.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 4815161. Kerry Kramp, the Chief Executive Officer of Buffets, is the conference call leader. In consideration of your fellow participants, Buffets requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, February 6, 2004 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 4815161. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        As of the end of the second quarter on December 17, 2003, Buffets operated 362 restaurants in 35 states comprised of 354 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchised 21 buffet restaurants in eight states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, third quarter 2004 same store sales guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

Contacts: R. Michael Andrews, Jr. or	Don Van der Wiel
Chief Financial Officer	Vice President, Controller
Buffets, Inc.	Buffets, Inc.
(651) 365-2626	(651) 365-2789

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 2,	December 17,
	2003	2003
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,747	$24,357
Receivables	6,586	7,149
Inventories	18,462	18,710
Prepaid expenses and other current assets	8,039	5,238
Assets held for sale	1,390	--
Deferred income taxes	15,216	13,591

Total current assets	65,440	69,045
PROPERTY AND EQUIPMENT, net	154,140	156,238
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	2,932	2,520
OTHER ASSETS, net	18,311	17,330

Total assets	$552,986	$557,296

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,777	$39,156
Accrued liabilities	77,407	79,410
Income taxes payable	4,787	6,432
Current maturities of long-term debt	1,735	1,721

Total current liabilities	127,706	126,719
LONG-TERM DEBT, net of current maturities	392,023	390,598
DEFERRED LEASE OBLIGATIONS	19,713	20,591
OTHER LONG-TERM LIABILITIES	7,889	6,950

Total liabilities	547,331	544,858
SHAREHOLDER'S EQUITY:
Common stock; $.01 par value, 100 shares authorized; 100
shares issued and outstanding	--	--
Retained earnings	5,655	12,438

Total shareholder's equity	5,655	12,438

Total liabilities and shareholder's equity	$552,986	$557,296

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 18,	December 17,	December 18,	December 17,
	2002	2003	2002	2003
	(In thousands)
RESTAURANT SALES	$221,189	$211,275	$456,687	$430,883
RESTAURANT COSTS:
Food	69,264	68,949	141,990	140,209
Labor	72,161	65,117	145,909	133,519
Direct and occupancy	50,991	49,345	104,970	100,375

Total restaurant costs	192,416	183,411	392,869	374,103
ADVERTISING EXPENSES	7,634	6,270	14,733	11,892
GENERAL AND ADMINISTRATIVE EXPENSES	10,768	9,504	21,526	18,579
LOSS ON SALE AND LEASEBACK TRANSACTION	5,434	--	5,434	--

OPERATING INCOME	4,937	12,090	22,125	26,309
INTEREST EXPENSE	9,984	8,488	19,860	17,022
INTEREST INCOME	(96)	(93)	(199)	(185)
OTHER INCOME	(391)	(245)	(593)	(843)

INCOME (LOSS) BEFORE INCOME TAXES	(4,560)	3,940	3,057	10,315
INCOME TAX EXPENSE (BENEFIT)	(2,046)	1,222	679	3,441

Net income (loss)	$(2,514)	$2,718	$2,378	$6,874

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty Four Weeks Ended
	December 18,	December 17,
	2002	2003
	(In thousands)
OPERATING ACTIVITIES:
Net income	$2,378	$6,874
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	18,094	15,431
Amortization of debt issuance cost	888	613
Deferred income taxes	1,092	2,037
Accretion of original issue discount	341	366
Loss (gain) on disposal of assets	217	(140)
Loss on sale and leaseback transaction	5,434	--
Changes in assets and liabilities:
Receivables	2,067	(313)
Inventories	431	(474)
Prepaid expenses and other current assets	5,607	2,801
Accounts payable	(677)	(4,621)
Accrued and other liabilities	14,552	2,312
Income taxes payable	(1,265)	1,645

Net cash provided by operating activities	49,159	26,531

INVESTING ACTIVITIES:
Proceeds from sale and leaseback transaction	22,580	--
Purchase of fixed assets	(14,449)	(17,232)
Acquisition of 20% minority interest in Tahoe Joe's Inc.	--	(370)
Net proceeds from sale (purchase) of other assets	(67)	1,577

Net proceeds provided by (used in) investing activities	8,064	(16,025)

FINANCING ACTIVITIES:
Repayment of debt	(23,148)	(1,805)
Capital distribution	--	(91)
Debt issuance costs	(2,757)	--

Net cash used in financing activities	(25,905)	(1,896)

NET CHANGE IN CASH AND CASH EQUIVALENTS	31,318	8,610
CASH AND CASH EQUIVALENTS, beginning of period	8,304	15,747

CASH AND CASH EQUIVALENTS, end of period	$39,622	$24,357

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
Interest (net of capitalized interest of $183 and $108)	$3,801	$15,173

Income taxes	$946	$(243)